MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed Equity REIT

PRESS RELEASE

Mid-America Announces Taxable Composition of Its 2005 Distributions

Memphis, TN: January 20, 2006. Mid-America Apartment Communities, Inc. (MAA: NYSE) today announced the taxable composition of its 2005 distributions paid to shareholders. The amount of distribution referred to as return of capital is considered by the Internal Revenue Service to be a return of invested capital and should be applied to reduce the shareholders’ tax cost basis of the related shares. The Company did not incur any foreign taxes. The composition presented is applicable to all dividend distributions during 2005. The classifications for 2005 are as follows:

COMMON SHARES (CUSIP NO. 59522J103)
Record Dates	Payable Dates	Cash Distributions Per Share	Ordinary Taxable Dividend	Long-Term Capital Gains	Return of Capital	Unrecaptured Sec. 1250 Gain
1/24/2005 4/19/2005 7/19/2005 10/19/2005	1/31/2005 4/29/2005 7/29/2005 10/31/2005	$0.585 $0.585 $0.585 $0.595	36.48% 36.48% 36.48% 36.48%	4.73% 4.73% 4.73% 4.73%	52.37% 52.37% 52.37% 52.37%	6.42% 6.42% 6.42% 6.42%

PREFERRED SHARES
Series	Cash Dividend per Share	Ordinary Taxable Dividend	Long Term Capital Gain	Return of Capital	Unrecaptured Sec. 1250 Gain
Series F (CUSIP#59522J608)	$2.3124	76.60%	9.93%	0.00%	13.47%
Series H (CUSIP# 59522J806)	$2.075	76.60%	9.93%	0.00%	13.47%

The Long Term Capital Gain Distributions qualify for the 15% Reduced Tax Rate on Capital Gains. Please note REIT Ordinary Taxable Dividends, by law, do not qualify for the Reduced Tax Rate of 15%.

This release is based on the preliminary work the company has performed on its filings and is subject to correction or adjustment based on the completion of those filings. The company is releasing information at this time to aid those required to distribute 1099s on the company’s dividends. No material change in the taxable composition is expected.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which owns or has ownership interest in 38,227 apartment units throughout the southeast and south-central U.S. and in Texas. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.